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                                                                  EXHIBIT 99.1


MEDIA CONTACT:                                          INVESTOR CONTACT:
Skip Colcord                                            Phil Ruddick
(781) 386-6624                                          (781) 386-6638
colcors@polaroid.com                                    ruddicp@polaroid.com



                   POLAROID POSTS $38 MILLION OPERATING LOSS,
                         EXCLUDING RESTRUCTURING CHARGES
                     -- RESULTS WITHIN COMPANY'S PROJECTION;

               GENERATES $17 MILLION FREE CASH FLOW IN QUARTER --

         CAMBRIDGE, MASS., -- APRIL 19, 2001 -- Polaroid Corporation (NYSE: PRD) today posted an operating loss of $38 million for the first quarter of 2001, excluding $80 million in restructuring and other charges. Results are within the range projected by the company in January. Last year Polaroid realized an operating profit of $9 million for the first quarter in what is traditionally the company's weakest quarter.

         Gary T. DiCamillo, chairman and chief executive officer, said that Polaroid continued to implement its five-point plan, announced in December 2000, to cut costs and reduce debt. "Despite the operating profit loss and excluding restructuring, we delivered $17 million in free cash flow - defined as operating profit before tax, plus changes in working capital, plus depreciation, less capital expenditures. We remain clearly focused on cash generation by completing the restructuring, reducing working capital, consolidating manufacturing, reducing capital spending and selling assets. Specifically, we delivered significant progress in generating positive free cash flow on several fronts:

o Working capital improved by $45 million on a comparable basis versus both year-ago and Q4 2000;

o Capital expenditures of $17 million were about half what they were in the first quarter last year;

o Overhead costs decreased by $13 million versus the same period last year," he said.


                                   -- more --


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                                      POLAROID 2001 FIRST QUARTER EARNINGS - 2


         Polaroid reported a diluted loss-per-share of $1.98 for the quarter compared to a diluted loss-per-share of $0.03 for the first quarter last year. Excluding the restructuring and other charges, the company posted a diluted loss-per-share of $0.85 for the first quarter of 2001.

         Polaroid generated revenues of $331 million for the first quarter, down 18 percent from $402 million for the same period in 2000. Relatively flat sales in the United States were offset by declines in international markets reflecting primarily retailer inventory reductions and less demand for traditional instant cameras and film. Foreign exchange reduced total sales by approximately $7 million or 2 percent.

         Revenues in the Americas region totaled $225 million for the first quarter, down 6 percent compared to the same period last year. Within the Americas, sales in the U.S. were $199 million, down 2 percent versus the first quarter of 2000. Revenues in Europe totaled $61 million, down 29 percent compared to the same quarter last year. Asia Pacific sales were $45 million, down 42 percent from the first quarter in 2000.

         "A significant portion of the first quarter sales decline was due to channel inventory reductions, especially in the Europe and Asia Pacific regions. In the U.S., we continue to market the four top-selling cameras in the mass merchandising category accounting for about 27 percent of all cameras sold in this channel, according to Information Resources, Inc. (IRI). Revenues are targeted to improve later in the year driven by a planned multi-million-dollar advertising and promotion campaign for Polaroid's traditional and new instant products," DiCamillo added.

         During the first quarter, Polaroid announced a restructuring to reduce the workforce by approximately 950 positions or 11 percent by the end of this year. As a result, the company recorded an $80 million charge consisting of $50 million to cover severance-related expenses and $30 million to write-off fixed assets and other items. Polaroid expects to save $60 million on an annualized basis from the restructuring.

                                   -- more --


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                                      POLAROID 2001 FIRST QUARTER EARNINGS - 3

         Net debt -- comprised of gross debt less cash -- rose to $862 million at the end of the quarter from $840 million at the end of 2000 largely due to interest and severance payments offsetting the positive free cash flow from operations. In the past two quarters, Polaroid has lowered its working capital significantly and is on track to reduce that number by $100 million this year, about $30 million more than the company's originally announced target.

         Throughout the first quarter, Polaroid continued its research and development efforts to prepare for the digital future. Next month the company will reveal several new products, including two new instant digital printing platforms. Polaroid already has a strong retail presence in the digital imaging category with a leading 70 percent share of digital cameras sold in U.S. food, drug and mass merchandising channels, according to IRI.

         Polaroid Corporation, with annual sales of approximately $1.9 billion, is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide. Visit the Polaroid web site at www.polaroid.com.

          "Polaroid" is a registered trademark of Polaroid Corporation,
                             Cambridge, Mass. 02139

Statements in this release may be forward-looking. Actual events will be dependent upon factors and risks including, but not limited to, the Company's ability to: market its core imaging products; penetrate new demographic markets; develop and implement its digital imaging strategy; compete successfully in the instant imaging market against larger and stronger competitors; manage or reduce its debt; implement its strategies to reduce costs and improve cash flow; comply with the covenants in the Amended Credit Agreement, the U.K. Credit Agreement, the indenture governing the 2002 Notes, 2006 Notes and 2007 Notes manage the impact of foreign exchange and the effects of retail buying patterns; as well as the Company's ability to manage uncertainties and risk factors, including those described from time to time in the Company's filings with the Securities & Exchange Commission, specifically, the Company's 2000 Form 10-K and its most recent Form 10-Qs.

                                      # # #


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                POLAROID CORPORATION AND SUBSIDIARY COMPANIES
                 CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                PERIODS ENDED APRIL 2, 2000 AND APRIL 1, 2001
                     (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                          First Quarter
                                                      --------------------
                                                           (Unaudited)
                                                        2000         2001
                                                      ---------   ---------
Net sales                                              $402.3       $330.8
-------------------------------------------------------------------------------
  Cost of sales                                         224.3        213.2

  Marketing, research, engineering and
    administrative expenses                             168.8        155.6

  Restructuring and other                                  -         80.0
-------------------------------------------------------------------------------
Total costs                                             393.1        448.8
-------------------------------------------------------------------------------
Profit/(loss) from operations                             9.2       (118.0)
  Other income                                            8.6          1.3

  Interest expense                                       19.9         23.1
-------------------------------------------------------------------------------
Loss before income taxes                                 (2.1)      (139.8)
  Federal, state and foreign income tax benefit          (0.7)       (48.9)
-------------------------------------------------------------------------------
Net loss                                                ($1.4)      ($90.9)
===============================================================================
Basic loss per common share                             ($.03)      ($1.98)

Diluted loss per common share                           ($.03)      ($1.98)
-------------------------------------------------------------------------------
Cash dividends per common share                          $.15         $  -

Weighted average common shares used for basic
  loss per share calculation (in thousands)            44,674       45,816

Weighted average common shares used for diluted
  loss per share calculation (in thousands)            44,674       45,816

Common shares outstanding at end of
  period (in thousands)                                44,760       46,171
===============================================================================

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             POLAROID CORPORATION AND SUBSIDIARY COMPANIES
              SUPPLEMENTARY FINANCIAL INFORMATION
                         (IN MILLIONS)

                                                   (Unaudited)

                                                         Three Months
                                                   -----------------------
Selected Cash Flow Data                               2000         2001
---------------------------------------------      -----------  ----------
  Additions to property, plant, and equipment          $32.7       $17.4
  Depreciation                                         $26.3       $27.1


                                                   At End of First Quarter
                                                   -----------------------
Balance Sheet                                         2000         2001
---------------------------------------------      -----------  ----------
  Current assets:
    Cash and cash equivalents                          $64.8       $87.7
    Receivables                                        416.1       295.8
    Inventories:
       Raw materials                                    84.8        91.2
       Work-in-process                                 143.8       190.2
       Finished goods                                  204.4       220.0
                                                   -----------  ----------
          Total inventories                            433.0       501.4
    Prepaid expenses and other assets                  157.6       117.8
                                                   -----------  ----------
          Total current assets                       1,071.5     1,002.7
  Net property, plant and equipment                    576.1       524.5
  Deferred tax assets                                  243.8       309.1
  Other assets                                          74.2        76.8
                                                   -----------  ----------
  Total assets                                      $1,965.6    $1,913.1
                                                   ===========  ==========
  Current liabilities:
    Short-term debt                                   $302.7      $525.4
    Payables and accruals                              276.7       261.5
    Compensation and benefits                          102.7       123.7
    Federal, state and foreign income taxes             21.5         0.7
                                                   -----------  ----------
          Total current liabilities                    703.6       911.3

  Long-term debt                                       573.1       423.9
  Accrued postretirement benefits                      235.8       221.9
  Other long-term liabilities                           92.9        73.5

  Common stockholders' equity:
    Common stock, $1 par value                          75.4        75.4
    Additional paid-in capital                         388.8       336.1
    Retained earnings                                1,200.7     1,128.6
    Accumulated other comprehensive income             (56.1)      (75.9)
    Less: Treasury stock, at cost                    1,248.5     1,181.8
          Deferred compensation                           .1         (.1)
                                                   -----------  ----------
        Total common stockholders' equity              360.2       282.5
                                                   -----------  ----------
  Total liabilities and common
      stockholders' equity                          $1,965.6    $1,913.1
                                                   ===========  ==========